UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Western Alliance Bancorporation

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Western Alliance Bancorporation

One E. Washington Street Suite 1400

Phoenix, AZ 85004

SUPPLEMENT TO PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

On May 4, 2017, Western Alliance Bancorporation (the “Company”) announced that current board member Kenneth Vecchione will return as President of the Company and its wholly-owned subsidiary Western Alliance Bank (the “Bank”), effective July 10, 2017. Mr. Vecchione will report directly to Robert G. Sarver, Chairman and Chief Executive Officer of the Company. In connection with its long-term succession planning, the Board of Directors anticipates that Mr. Sarver will eventually transition to the role of Executive Chairman of the Board and Mr. Vecchione will eventually succeed Mr. Sarver as Chief Executive Officer. Mr. Vecchione will continue to serve as a director of the Company and the Bank. As President of the Company, Mr. Vecchione will serve as the Company’s principal operating officer.

In connection with his appointment, Mr. Vecchione is no longer considered an independent director and has resigned from his membership on the Nominating and Corporate Governance Committee of the Board of Directors of the Company. As an employee, Mr. Vecchione will not be eligible to receive compensation for his continued service as a director of the Company and the Bank.

In connection with Mr. Vecchione’s appointment as President, the Company entered into an offer letter with Mr. Vecchione dated May 1, 2017 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Vecchione will be paid an annual base salary of $1,000,000 for 2017 (prorated based on his starting date) and an annual base salary of $1,100,000, $1,150,000 and 1,200,000 for 2018, 2019 and 2020, respectively. Mr. Vecchione will be eligible for an annual cash award pursuant to the Company’s Annual Bonus Plan based on the Company’s annual performance relative to pre-established targets that are subject to the Compensation Committee of the Board’s review and approval. Mr. Vecchione’s target bonus will be 100% of his annual base salary, and will not be prorated for 2017.

Under the Company’s Long Term Incentive Plan, Mr. Vecchione will receive a one-time award of 100,000 shares of performance-based restricted stock, vesting 25% on each of the 1st, 2nd, 3rd & 4th anniversaries of the grant date, subject to the Company achieving earnings per share for 2017 of no less than $2.03. Beginning in 2018, 2019 and 2020, Mr. Vecchione will receive annual grants of performance-based stock units and performance-based restricted stock equal to a total dollar amount at the time of the award of $2,200,000, $2,300,000 and $2,400,000, respectively, with the allocation between stock units and restricted stock to be determined by the Compensation Committee.

Mr. Vecchione will be eligible to participate in the Company’s Change of Control Severance Plan. The offer letter also provides that, if, prior to July 9, 2019, (i) Mr. Vecchione is terminated by the Company, without cause and not in connection with a change in control, or (ii) terminates his employment with the Company for good reason, he will be entitled to receive severance upon execution of a release and agreement not to compete with the Company for a period of 24 months. Under those circumstances, Mr. Vecchione will receive (i) immediate vesting of the unvested portion of the one-time award of 100,000 shares of restricted stock described above, (ii) payment, in 24 equal monthly installments, of two times his annual base salary and target bonus, subject to all applicable withholding, subject to the total value of severance received under such circumstances not exceeding a maximum of $6,000,000.

The Board of Directors has not changed its recommendation that the stockholders vote “FOR” all of the director-nominees, including Mr. Vecchione. Biographical information about Mr. Vecchione may be found on page 11 of the proxy statement.

Important Information

The Company filed a definitive Proxy Statement dated April 21, 2017 with the Securities and Exchange Commission and furnished to our shareholders that Proxy Statement in connection with the solicitation of proxies for the 2017 Annual Meeting of Shareholders. Shareholders are urged to read the Proxy Statement dated April 21, 2017 relating to the 2017 Annual Meeting of Shareholders, as supplemented by this supplement, because it contains important information.